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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference made to our firm under the caption "Accounting and Auditing Experts" and to the use of our report dated March 7, 2002, with respect to the financial statements of the Platinum Investor Divisions of The United States Life Insurance Company in the City of New York Separate Account USL VL-R, and of our report dated March 29, 2002, with respect to the financial statements of The United States Life Insurance Company in the City of New York included in this Post-Effective Amendment No. 5 to the Registration Statement (Form S-6, Nos. 333-79471 and 811-09359) of The United States Life Insurance Company in the City of New York Separate Account USL VL-R.


                                             ERNST & YOUNG LLP
                                             /S/ ERNST & YOUNG LLP

New York, New York
April 15, 2002